EXHIBIT 10.1

DIRECTORS DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT made and entered into this      day of                          1996, by and between Community Bank-Wheaton/Glen Ellyn, a Banking Corporation incorporated under the laws of Illinois (hereinafter referred to as “the Bank”), and                          (hereinafter referred to as “the Director”):

WHEREAS, the Bank and the Director wish to enter into an agreement relating to the Director’s services to the Bank upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the payments herein provided and of mutual agreements contained herein, the parties hereto agree as follows:

I.	DIRECTORS SERVICES

So long as he shall continue to be a director of the Bank, the Director shall devote his best efforts to the performance of his duties as member of the Board of Directors and of any of its committees to which he is appointed.

II.	FEES

The fees covered under this Agreement shall be any and all amounts paid to the Director for his services as a director, including but not limited to annual fees, meeting fees, and committee fees. The fees covered under this Agreement shall be credited to the Director in the manner and on the terms and conditions specified in Paragraph IV subject to the election requirement of Paragraph III.

III.	ELECTION OF DEFERRED COMPENSATION

The Director shall at the same time as entering this Agreement file a written statement with the Bank notifying them as to the percent (%) or dollar amount of fees as defined in Paragraph II that is to be deferred. The election to defer fees may only be made for fees not yet earned as of the date of said election. Signed written statements filed under this section unless modified or revoked, shall be valid for all succeeding years. Any modification or revocation of a signed written statement must be in writing and shall be effective for calendar years succeeding the year in which the modification or revocation is made.

IV.	CREDITS TO DEFERRED COMPENSATION ACCOUNT

The Bank shall establish a bookkeeping account for the Director (hereinafter called the “Directors Deferred Compensation Account”) which shall be credited on the dates such fees, as defined in Paragraph II, would otherwise have been paid with the percentage or dollar amount that the Director has notified the Bank in writing, pursuant to Paragraph III, that he elected to have deferred.

V.	INTEREST ON THE DEFERRED COMPENSATION ACCOUNT

The Directors Deferred Compensation Account shall be credited with an amount that is in addition to the fees credited under Paragraph IV. Such amount shall be determined by multiplying the balance of the Directors Deferred Compensation Account by a rate of interest equal to seven percent (7%). Such rate shall be adjusted annually. Such amount shall be credited on December 31 of each year.

VI.	NATURE OF THE DEFERRED COMPENSATION ACCOUNT

The Directors Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to the Director at the times hereinafter specified and the Bank shall not segregate any of its assets in order to satisfy any obligations under these Agreements. The Directors Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind. On the contrary, it is understood that all amounts credited to the Directors Deferred Compensation Account shall be for the sole purpose of bookkeeping and remain the sole property of the Bank, and that the Director shall have no ownership rights of any nature with respect thereto. The Director’s rights are limited to the rights to receive payments and hereinafter provided and the Director’s position with respect thereto is that of a general unsecured creditor of the Bank.

VII.	PAYMENT OF DIRECTOR’S DEFERRED COMPENSATION

The amounts in the Directors Deferred Compensation Account shall be paid in equal monthly installments for one hundred and twenty (120) months. The amount payable would be the balance of the Director’s Deferred Compensation Account as defined in Section IV, including all interest credit pursuant to Paragraph V.

VIII.	PAYMENT OF MONTHLY INSTALLMENTS

Installment payments of deferred amounts shall commence on the first day of the calendar month following the end of the Director’s term of office due to resignation, removal, or failure to be re-elected.

IX.	DEATH OF DIRECTOR PRIOR TO TERMINATION OF SERVICE OR COMMENCEMENT OF PAYMENTS

In the event of the death of the Director prior to termination of service or commencement of payment, payments shall commence under this Paragraph within thirty (30) days after the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Bank’s president. The Director shall have the right to change his designate beneficiary from time to time. In the event no designation is made, the Director’s account balance shall be paid in a lump sum, to his estate. The Bank shall annually calculate the amount payable pursuant to this Paragraph and advise the Director no later than June 30 the amount that would be payable to the beneficiary in the event of his death.

X.	DIRECTOR’S DEATH

In the event of the death of the Director after commencement of payments, but prior to his receiving all payments due him under this Agreement, the remaining payments shall be paid to a beneficiary or beneficiaries designated by him in writing and delivered to the Bank’s president. The Director shall have the right to change his designated beneficiary from time to time. In the event no designation is made, the Director’s account balances shall be paid, in a lump sum, to his estate. The lump sum payment under this Paragraph shall be made within thirty (30) days after the Director’s death.

XI.	FUNDING

The Bank’s obligation under this Agreement shall be an unfunded and unsecured promise to pay. The Bank shall not be obligated under any circumstances to fund its obligation; the Bank may, however, at its sole and exclusive option, elect to fund this Agreement in whole or in part.

Should the Bank elect to fund this Agreement informally, in whole or in part, the manner of such informal funding, and the continuance or discontinuance of such informal funding shall be the sole and exclusive decision for the Bank.

Should the Bank determine to informally fund this Agreement, in whole or in part, throughthe medium of life insurance of annuities, or both, the Bank shall be the owner and beneficiary of the policy. The Bank reserves the absolute right to terminate such life insurance or annuities, as well as any other funding at any time, either in whole or in part.

Any such life insurance or annuity policy purchased by the Bank shall not in any way be considered to be security for the performance of the obligations for this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Bank and the Director shall have no interest in such policy whatsoever.

XII.	MEDICAL EXAMINATION

The Director hereby agrees to submit to medical examination, if required by the Board, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Bank may have applied for such insurance.

XIII.	EFFECT ON OTHER BANK BENEFIT PLANS

Nothing contained in this agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or their supplemental compensation or fringe benefit plans constituting a part of the Bank’s existing or future compensation structure.

XIV.	ASSIGNMENT OR PLEDGE

The Directors Deferred Compensation Account and any payment payable at any time to this Agreement shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law.

XV.	CONTINUATION AS DIRECTOR

Neither this Agreement nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

XVI.	NAMED FIDUCIARY

The Named Fiduciary for this Agreement for purposes of claim procedures under this Agreement is the President of the Bank. The business address and telephone number of the Named Fiduciary under this Agreement is as follows:

Community Bank-Wheaton/Glen Ellyn

357 Roosevelt Road

Glen Ellyn, IL 60137

708-545-0900